EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports Second Quarter 2024
Financial and Operating Results of Summit Midstream Partners, LP
Houston, Texas (August 8, 2024) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today the financial and operating results of Summit Midstream Partners, LP ("SMLP"), a wholly-owned subsidiary of the Company, for the three months ended June 30, 2024.1
Highlights
•Second quarter 2024 net loss of $23.8 million, adjusted EBITDA of $43.1 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $11.7 million and free cash flow (“FCF”) of $2.7 million
•Connected 34 wells during the second quarter and maintained an active customer base with three drilling rigs and more than 100 drilled but uncompleted wells (“DUCs”) behind our systems
•Successful execution of an upsized $500 million asset-based revolving credit facility (the “A&R ABL Facility”) and $575 million in aggregate principal amount of new 8.625% Senior Secured Second Lien Notes due 2029 (the "2029 Notes") expected to provide Summit with meaningfully improved financial flexibility
•Successfully reorganized from a master limited partnership ("MLP") to a C-corporation which is expected to deliver significant tax benefits to shareholders, enhance trading liquidity and appeal to a broader investor universe
•Reiterated pro forma 2024 adjusted EBITDA guidance of $170 million to $200 million2
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit has made considerable progress towards executing on its long-term strategy over the last four months. On July 26, 2024, Summit closed on a refinance of the capital structure, including a new $500 million ABL facility and a new $575 million Senior Secured Notes issue, both maturing in 2029. With this maturity extension and improved liquidity profile, Summit is well positioned with a strong balance sheet and additional financial flexibility to support execution of the base business plan, continue to pursue opportunistic, bolt-on acquisitions and continue to utilize our strong free cash flow generating platform to further reduce debt and achieve our long-term leverage target of 3.5x.
Additionally, on July 18, 2024, SMLP unitholders voted to approve the reorganization from an MLP to a C-corporation, and effective August 1, 2024, Summit and SMLP have successfully completed the reorganization to a C-corporation. We believe both activities were vital steps towards continued growth and success of Summit, and we are very pleased with the outcomes.
Other than some operational downtime experienced in our Rockies segment, second quarter financial and operating results of SMLP were in line with management expectations. We continue to have an active customer base with three rigs currently running behind the systems and 34 wells turned-in-line during the second quarter, bringing total well count year-to-date to 105 wells. This level of activity has positioned Summit to have a strong second half of 2024 and we continue to expect to achieve our pro forma 2024 adjusted EBITDA guidance range of $170 million to $200 million."
Second Quarter 2024 Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased 46% to 716 MMcf/d, and liquids volumes increased 1.4% to 75 Mbbl/d, relative to the first quarter of 2024. The large decline in volume from the first quarter of 2024 is primarily due to the disposition of the Northeast segment. Double E Pipeline gross
1 As previously announced, on August 1, 2024, SMC completed the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Summit SMC NewCo, LLC (“Merger Sub”), a wholly-owned subsidiary of the Company, SMLP and Summit Midstream GP, LLC, the general partner of SMLP, pursuant to which Merger Sub merged with and into SMLP (the “Merger”), with SMLP continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Corporate Reorganization”).
2 Represents pro forma Adjusted EBITDA assuming the Utica Transaction and Mountaineer Transaction each closed on December 31, 2023.

EXHIBIT 99.1
volumes transported increased from 467 MMcf/d to 549 MMcf/d, an 18% increase quarter-over-quarter and generated $7.8 million of adjusted EBITDA, net to SMLP, for the second quarter of 2024.
Natural gas price-driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $19.9 million, representing a 59.7% decrease relative to the first quarter, primarily due to the disposition of the Northeast segment and combined capital expenditures of $1.6 million in the second quarter of 2024.
•Summit has fully exited the Northeast segment through the divestitures of Summit Midstream Utica, LLC, which included its approximately 36% interest in Ohio Gathering Company, LLC ("OGC"), approximately 38% interest in Ohio Condensate Company, LLC (collectively with OGC, "Ohio Gathering") and Summit Midstream Utica assets to a subsidiary of MPLX LP and divestiture of Mountaineer Midstream, LLC, a wholly owned subsidiary of SMLP, to Antero Midstream LLC.
•Piceance segment adjusted EBITDA totaled $12.8 million, a decrease of $2.4 million from the first quarter of 2024, primarily due to a 7.4% decrease in volume throughput, approximately $1.0 million of known contractual step-downs, $0.2 million of lower condensate sales and no new wells connected to the system during the quarter.
•Barnett segment adjusted EBITDA totaled $5.4 million, an increase of $0.3 million relative to the first quarter of 2024, primarily due to a 12.8% increase in volumes from a customer partially resuming flow on curtailed volumes and 14 new wells connected to the system from our anchor customer during the quarter, partially offset by $0.7 million increase in planned operating expenses. Subsequent to quarter end, our anchor customer turned-in-line a 5-well pad with initial production of approximately 28 MMcf/d. Currently, Barnett average volume throughput over the last five days has averaged over 260 MMcf/d. We estimate there is still approximately 30 MMcf/d of shut-in production behind the system. There is currently one rig running and 13 DUCs behind the system.
Oil price-driven segments:
•Oil price-driven segments generated $30.6 million of combined segment adjusted EBITDA, representing a 1.4% increase relative to the first quarter, and had combined capital expenditures of $7.9 million.
•Permian segment adjusted EBITDA totaled $7.7 million, an increase of $0.4 million from the first quarter of 2024, primarily due to 17.5% increase in volumes shipped on the Double E Pipeline leading to an increase in proportionate adjusted EBITDA from our Double E joint venture.
•Rockies segment adjusted EBITDA totaled $22.9 million, a decrease of 0.1% relative to the first quarter of 2024, primarily due to decreased product margin in the DJ Basin, partially offset by an 1.4% increase in liquids volume throughput and a 4.8% increase in natural gas volume throughput. We continued to experience operational downtime at a compressor station behind our DJ Basin gas gathering system. This downtime resulted in an increase in volume offloaded to another processing plant, which impacted product margin during the quarter by approximately $1.5 million. We expect this downtime to be partially resolved in the third quarter and fully resolved by the fourth quarter. There were 20 new wells connected during the quarter, including 18 in the DJ Basin and two in the Williston Basin. There are currently two rigs running and approximately 90 DUCs behind the systems.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Average daily throughput (MMcf/d):
Northeast (1)	95	629	404	610
Rockies	130	99	127	104
Piceance	289	297	301	292
Barnett	202	182	191	191
Aggregate average daily throughput	716	1,207	1,023	1,197

Average daily throughput (Mbbl/d):
Rockies	75	71	75	73
Aggregate average daily throughput	75	71	75	73

Ohio Gathering average daily throughput (MMcf/d) (2)	—	781	425	709

Double E average daily throughput (MMcf/d) (3)	549	243	508	254
_________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$1,613	$20,201	$30,634	$38,055
Rockies	22,858	16,858	45,732	39,988
Permian (3)	7,697	5,370	14,962	10,443
Piceance	12,848	14,365	28,081	28,348
Barnett	5,420	7,269	10,520	14,296
Total	$50,436	$64,063	$129,929	$131,130
Less: Corporate and Other (4)	7,288	5,460	16,722	12,092
Adjusted EBITDA (5)	$43,148	$58,603	$113,207	$119,038
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $10.5 million in the second quarter of 2024, inclusive of maintenance capital expenditures of $3.4 million. Capital expenditures in the second quarter of 2024 were primarily related to pad connections in the Rockies segment.

	Six Months Ended June 30,
	2024	2023
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$2,817	$805
Rockies	20,468	26,424
Piceance	873	2,560
Barnett	525	81
Total reportable segment capital expenditures	$24,683	$29,870
Corporate and Other	2,237	2,308
Total cash paid for capital expenditures	$26,920	$32,178
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of June 30, 2024, SMLP had $156.0 million in unrestricted cash on hand and a fully undrawn $400 million asset-based revolving credit facility (the "Prior ABL Facility") with $372 million of borrowing availability, after accounting for $4.3 million of issued, but undrawn letters of credit and $24 million of commitment reserve for the 5.75% Senior Notes due 2025 (the "2025 Notes"). As of June 30, 2024, SMLP’s gross availability based on the borrowing base calculation in the credit agreement was $632 million, which is $232 million greater than the $400 million of lender commitments to the Prior ABL Facility. As of June 30, 2024, SMLP was in compliance with all financial covenants.
Subsequent to quarter end, SMLP amended and restated its existing first-lien, senior secured credit agreement, consisting of a $500 million asset-based revolving credit facility and issued $575 million in aggregate principal amount of 2029 Notes. The net proceeds from the sale of the 2029 Notes, together with cash on hand and borrowings under the A&R ABL Facility were used to repurchase or redeem all of the 8.500% Senior Secured Second Lien Notes due 2026 (the “2026 Secured Notes”) and 2025 Notes. After giving effect to the refinancing, including breakage costs and transaction fees, SMLP reported a total net leverage ratio of approximately 4.4x.
As of June 30, 2024, the Permian Transmission Credit Facility balance was $137.2 million, a reduction of $3.8 million relative to the March 31, 2024 balance of $141.1 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMLP billed its customers $5.9 million in the second quarter of 2024 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the second quarter of 2024, SMLP recognized $5.9 million of gathering revenue associated with MVC shortfall payments. SMLP had $0.5 million of adjustments to MVC shortfall payments in the second quarter of 2024. SMLP’s MVC shortfall payment mechanisms contributed $5.4 million of total adjusted EBITDA in the second quarter of 2024.

EXHIBIT 99.1

	Three Months Ended June 30, 2024
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$411	$411	$(529)	$(118)
Piceance	4,961	4,961	—	4,961
Northeast	581	581	—	581
Total MVC shortfall payment adjustments	$5,953	$5,953	$(529)	$5,424

Total (1)	$5,953	$5,953	$(529)	$5,424

	Six Months Ended June 30, 2024
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$1,201	$1,201	$(529)	$672
Piceance	9,723	9,723	—	9,723
Northeast	2,288	2,288	—	2,288
Total MVC shortfall payment adjustments	$13,212	$13,212	$(529)	$12,683

Total (1)	$13,212	$13,212	$(529)	$12,683
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Quarterly Distribution
The Board of Directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the "Series A Preferred Units") for the period ended June 30, 2024. Pursuant to the Merger Agreement, at the effective time of the Merger (i) each common unit was automatically converted into the right to receive one share of common stock, par value $0.01,of SMC and (ii) each of the Series A Preferred Units was automatically converted into the right to receive one share of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of SMC. The liquidation preference of each share of Series A Preferred Stock was initially equal to $1,000 and the Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of Summit Midstream Corporation (the “Certificate of Designation”) deemed all accumulated and unpaid distributions on the Series A Preferred Units to be Series A Unpaid Cash Dividends (as defined in the Certificate of Designation) per share of Series A Preferred Stock, which constituted all consideration to be paid in respect to such Series A Preferred Units, and any rights to accumulated and unpaid distributions on such Series A Preferred Units were discharged.
Second Quarter 2024 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on August 9, 2024, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q2 2024 Summit Midstream Corporation Earnings Conference Call (https://register.vevent.com/register/BI5642f88da4d246f9af0ef347fdc495ea). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

EXHIBIT 99.1
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” In addition, any

EXHIBIT 99.1
statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in SMC’s Registration Statement on Form S-4 (Registration No. 333-279903), as declared effective on June 14, 2024. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(In thousands)
ASSETS
Cash and cash equivalents	$156,008	$14,044
Restricted cash	4,208	2,601
Accounts receivable	55,991	76,275
Other current assets	5,227	5,502
Total current assets	221,434	98,422
Property, plant and equipment, net	1,366,522	1,698,585
Intangible assets, net	143,735	175,592
Investment in equity method investees	271,622	486,434
Other noncurrent assets	29,625	35,165
TOTAL ASSETS	$2,032,938	$2,494,198

LIABILITIES AND CAPITAL
Trade accounts payable	$19,090	$22,714
Accrued expenses	32,494	32,377
Deferred revenue	8,305	10,196
Ad valorem taxes payable	4,819	8,543
Accrued compensation and employee benefits	4,943	6,815
Accrued interest	16,160	19,298
Accrued environmental remediation	1,764	1,483
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	65,708	15,524
Other current liabilities	6,695	10,395
Total current liabilities	166,645	134,012
Long-term debt, net	861,676	1,455,166
Noncurrent deferred revenue	29,496	30,085
Noncurrent accrued environmental remediation	1,198	1,454
Other noncurrent liabilities	21,839	30,266
TOTAL LIABILITIES	1,080,854	1,650,983
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	129,032	124,652

Partners’Capital
Series A Preferred Units	103,426	96,893
Common limited partner capital	719,626	621,670
Total partners' capital	823,052	718,563
TOTAL LIABILITIES AND CAPITAL	$2,032,938	$2,494,198

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands, except per unit amounts)
Revenues:
Gathering services and related fees	$45,213	$57,086	$107,198	$114,457
Natural gas, NGLs and condensate sales	47,959	36,082	97,051	85,245
Other revenues	8,143	4,725	15,937	10,690
Total revenues	101,315	97,893	220,186	210,392
Costs and expenses:
Cost of natural gas and NGLs	29,619	19,975	59,801	50,857
Operation and maintenance	23,440	25,158	48,452	49,130
General and administrative	14,164	10,812	28,949	20,799
Depreciation and amortization	23,917	30,132	51,784	59,956
Transaction costs	3,271	480	11,062	782
Acquisition integration costs	—	723	40	2,225
(Gain) loss on asset sales, net	34	(75)	7	(143)
Long-lived asset impairments	20	455	67,936	455
Total costs and expenses	94,465	87,660	268,031	184,061
Other income, net	2,131	1,006	2,118	1,062
Gain on interest rate swaps	920	3,268	3,510	1,995
Gain (loss) on sale of business	(2,192)	(54)	84,010	(36)
Gain on sale of Ohio Gathering	—	—	126,261	—
Interest expense	(31,457)	(35,175)	(69,303)	(69,398)
Loss on early extinguishment of debt	(4,964)	—	(4,964)	—
Income (loss) before income taxes and equity method investment income	(28,712)	(20,722)	93,787	(40,046)
Income tax benefit	654	—	444	252
Income from equity method investees	4,280	7,182	14,918	12,091
Net income (loss)	$(23,778)	$(13,540)	$109,149	$(27,703)

Net income (loss) per limited partner unit:
Common unit – basic	$(2.91)	$(1.91)	$9.00	$(3.73)
Common unit – diluted	$(2.91)	$(1.91)	$8.57	$(3.73)

Weighted-average limited partner units outstanding:
Common units – basic	10,649	10,369	10,549	10,291
Common units – diluted	10,649	10,369	11,081	10,291
__________

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Other financial data:
Net income (loss)	$(23,778)	$(13,540)	$109,149	$(27,703)
Net cash provided by (used in) operating activities	(12,643)	1,945	30,973	51,640
Capital expenditures	10,522	15,740	26,920	32,178
Contributions to equity method investees	442	—	442	3,500
Adjusted EBITDA	43,148	58,603	113,207	119,038
Cash flow available for distributions (1)	11,697	24,405	44,231	49,308
Free Cash Flow	2,723	9,118	19,901	16,684
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	716	1,207	1,023	1,197
Aggregate average daily throughput – liquids (Mbbl/d)	75	71	75	73

Ohio Gathering average daily throughput (MMcf/d) (3)	—	781	425	709
Double E average daily throughput (MMcf/d) (4)	549	243	508	254
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(23,778)	$(13,540)	$109,149	$(27,703)
Add:
Interest expense	31,457	35,175	69,303	69,398
Income tax benefit	(654)	—	(444)	(252)
Depreciation and amortization (1)	24,152	30,366	52,254	60,425
Proportional adjusted EBITDA for equity method investees (2)	6,842	14,100	27,517	25,738
Adjustments related to capital reimbursement activity (3)	(2,728)	(2,481)	(5,651)	(3,667)
Unit-based and noncash compensation	2,086	1,833	4,858	3,762
Loss on early extinguishment of debt	4,964	—	4,964	—
(Gain) loss on asset sales, net	34	(75)	7	(143)
Long-lived asset impairment	20	455	67,936	455
Gain on interest rate swaps	(920)	(3,268)	(3,510)	(1,995)
(Gain) loss on sale of business	2,192	—	(84,010)	36
Gain on sale of Ohio Gathering	—	—	(126,261)	—
Other, net (4)	3,761	3,220	12,013	5,075
Less:
Income from equity method investees	4,280	7,182	14,918	12,091
Adjusted EBITDA	$43,148	$58,603	$113,207	$119,038
Less:
Cash interest paid	56,597	53,167	65,807	62,587
Cash paid for taxes	15	15	15	15
Senior notes interest adjustment (5)	(28,779)	(21,065)	(3,134)	818
Maintenance capital expenditures	3,618	2,081	6,288	6,310
Cash flow available for distributions (6)	$11,697	$24,405	$44,231	$49,308
Less:
Growth capital expenditures	6,904	13,659	20,632	25,868
Investment in equity method investee	442	—	442	3,500
Distributions on Subsidiary Series A Preferred Units	1,628	1,628	3,256	3,256
Free Cash Flow	$2,723	$9,118	$19,901	$16,684
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs. For the six months ended June 30, 2023, the amount includes $2.2 million of integration costs, $2.1 million of transaction and other costs and $1.6 million of severance expense.

(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 Secured Notes and the 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended June 30,
	2024	2023
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$30,973	$51,640
Add:
Interest expense, excluding amortization of debt issuance costs	62,400	63,073
Income tax benefit	(444)	(252)
Changes in operating assets and liabilities	11,915	6,512
Proportional adjusted EBITDA for equity method investees (1)	27,517	25,738
Adjustments related to capital reimbursement activity (2)	(5,651)	(3,667)
Realized gain on swaps	(2,657)	(2,418)
Other, net (3)	14,518	5,143
Less:
Distributions from equity method investees	23,659	23,904
Noncash lease expense	1,705	2,827
Adjusted EBITDA	$113,207	$119,038
Less:
Cash interest paid	65,807	62,587
Cash paid for taxes	15	15
Senior notes interest adjustment (4)	(3,134)	818
Maintenance capital expenditures	6,288	6,310
Cash flow available for distributions (5)	$44,231	$49,308
Less:
Growth capital expenditures	20,632	25,868
Investment in equity method investee	442	3,500
Distributions on Subsidiary Series A Preferred Units	3,256	3,256
Free Cash Flow	$19,901	$16,684
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs. For the six months ended June 30, 2023, the amount includes $2.2 million of integration costs, $2.1 million of transaction and other costs and $1.6 million of severance expenses.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 Secured Notes and 2026 Unsecured Notes was paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation